PROSPECTUS SUPPLEMENT dated June 16, 2004 (to Prospectus dated May 25, 2004)	Filed Pursuant to Rules 424(b)(3) and (c) File No. (333-114108)

1,134,338 Shares

CARRIER ACCESS CORPORATION

Common Stock

     This prospectus supplement supplements the prospectus dated May 25, 2004 included in a registration statement that we filed with the SEC using the “shelf” registration process, as supplemented by the prospectus supplement dated June 4, 2004. It relates to the public offering, which is not being underwritten, of 1,134,338 shares of our common stock which may be offered and sold from time to time by the selling stockholders named in the prospectus, as previously supplemented.

     The “Selling Stockholders” section of the prospectus is hereby supplemented to reflect the distribution by TI Ventures, L.P. of 4,865 shares to its partners after the date of the prospectus, the distribution by TI Ventures II, L.P. of 14,549 shares to its partners after the date of the prospectus, and the distribution by TI Ventures III, L.P. of 55,232 shares to its partners after the date of the prospectus. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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SELLING STOCKHOLDERS

     All but 858 of the shares beneficially owned by TI Ventures, L.P. and reflected in the prospectus were distributed to the partners of TI Ventures, L.P. on June 3, 2004. All but 2,568 of the shares beneficially owned by TI Ventures II, L.P. and reflected in the prospectus were distributed to the partners of TI Ventures II, L.P. on June 3, 2004. All but 9,747 of the shares beneficially owned by TI Ventures III, L.P. and reflected in the prospectus were distributed to the partners of TI Ventures III, L.P. on June 3, 2004. The table of selling stockholders in the prospectus is hereby amended to reflect the distributions by each of TI Ventures, L.P., TI Ventures II, L.P. and TI Ventures III, L.P., and is supplemented to specifically include the entities and individuals who received these distributions. The following table sets forth as of June 3, 2004, the number of shares owned by TI Ventures, L.P., TI Ventures II, L.P. and TI Ventures III, L.P. and the name of each of the entities and individuals who received shares through the distributions by each of TI Ventures, L.P., TI Ventures II, L.P. and TI Ventures III, L.P. who were not specifically identified in the prospectus as selling stockholders, the number of shares owned by each of these selling stockholders, and the number of shares owned by each of these selling stockholders that may be offered for sale from time to time by this prospectus. None of these selling stockholders has had a material relationship with us within the past three years other than as described below or as a result of their ownership of the shares or other securities of Carrier Access. No estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares.

     Except as set forth in this prospectus supplement with respect to each of TI Ventures, L.P., TI Ventures II, L.P. and TI Ventures III, L.P. and their distributions to their respective partners, there is no change to the section entitled “Selling Stockholders” in the prospectus, as previously supplemented. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

	Shares
	Beneficially Owned(1)
			Number of Shares
			Which May Be Sold
			Pursuant to This
Name of Selling Stockholder	Number	Percentage(2)	Prospectus (3)(4)
TI Ventures, L.P.	858	*	0
TI Ventures II, L.P.	2,568	*	0
TI Ventures III, L.P.	9,747	*	0
Texas Instruments Incorporated	73,631	*	73,631
H&Q TI Ventures Management, LLC	318	*	318
H&Q TI Ventures Management II, LLC	145	*	145
TI Ventures Management III, LLC	552	*	552

*	Less than 1% of our outstanding common stock.

     (1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

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     (2) Percentage of beneficial ownership is based on 33,672,121 shares of common stock outstanding as of March 31, 2004.

     (3) This registration statement also shall cover any additional shares of common stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of common stock.

     (4) Excludes an aggregate of 200,183 shares of common stock beneficially owned by the selling stockholders that have been deposited in escrow pursuant to the Agreement and Plan of Merger dated as of November 13, 2003 by and among Carrier Access Corporation, Ping Acquisition Corporation, Paragon Networks International Inc. and Granite Ventures L.L.C. as Stockholder Representative, to secure the indemnification obligations of Paragon Networks International Inc. thereunder (the “Escrow Shares”). Such escrow will expire on November 25, 2004 to the extent no claims on the Escrow Shares have been made. Because no Escrow Shares will be released from escrow until the end of the period during which we have agreed to keep the Registration Statement effective, it is not anticipated that any Escrow Shares will be sold pursuant to the Registration Statement and this prospectus. However, it is anticipated that any Escrow Shares released from escrow may be tradable under Rule 144 of the Securities Act, subject to the requirements of such rule.

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